EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-101295 on Form S-8 of Comcast Corporation of our reports dated March 11, 2004 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, effective January 1, 2001 and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002) appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2003.

/s/    Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 9, 2004